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                                                                    Exhibit 23.1


                            Independent Auditors' Consent



The Board of Directors
Western Bancorp:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus. Our report indicates that: (i) KPMG Peat Marwick LLP did not audit either the 1996 consolidated financial statements of California Commercial Bankshares or the 1996 consolidated financial statements of SC Bancorp, both of which were acquired during 1997 in mergers and accounted for as poolings-of-interests. Such financial statements were audited by other auditors whose reports were furnished to KPMG Peat Marwick LLP, and KPMG Peat Marwick LLP's opinion, insofar as it relates to California Commercial Bankshares and SC Bancorp, is based solely on the reports of the other auditors; (ii) The 1995 consolidated statements of operations, changes in shareholders' equity, and cash flows of Western Bancorp, prior to their restatement for the 1997 poolings-of-interests, were audited by other auditors; (iii) The separate 1995 consolidated financial statements of California Commercial Bankshares and SC Bancorp included in the 1995 consolidated financial statements of Western Bancorp were audited by other auditors; and (iv) The combination of the consolidated statements of operations, changes in shareholders' equity and cash flows for the year ended December 31, 1995, after restatement for the 1997 poolings-of-interest, has been audited by KPMG Peat Marwick LLP.

                                   KPMG PEAT MARWICK LLP


Los Angeles, California
May 22, 1998